UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2008

MAXLIFE FUND CORP.
 (Exact Name of Registrant as Specified in Charter)

Wyoming
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Tycos Drive, Unit #112 Toronto, Ontario Canada	M6B 1W8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(866) 752-5557

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2008, MaxLife Fund Corp. (“MaxLife” or the “Company”), appointed Mr. Dan Schmitt, Mr. Randy Delkus, and Mr. Daniel E. Kahan to its Board of Directors.  The newly appointed Directors do not have any family relationships with any other director or executive officer of the Company.  As of the date of this filing, the newly appointed Directors have not been appointed to any committee of the Board of Directors.

Mr. Dan Schmitt is co-founder and Chief Executive Officer of Anthony, Allan & Quinn, Inc. ETAL (“AAQ”) Inc.  This integrated family of businesses, offered clients a broad range of services and technological solutions, including electronic medical records, outsourced business services,  marketing and advertising initiatives.

Since its inception in 1993, AAQ grew from a single automotive marketing firm to a diversified holding company with combined revenues of over $100 million in 2003. By 1998, AAQ had become the 156th fastest growing company in the United States on Inc. Magazine’s Inc. 500 list.  In 1997, recognizing a tremendous need and opportunity for the application of document processing solutions to the healthcare industry, Mr. Dan Schmitt and his two AAQ partners co-founded ABF, to serve insurance companies, Managed Care Organizations, HMO’s, and Third Party Administrators.  ABF leveraged a combination of proprietary print, insert and Web-based technology to integrate directly with healthcare company claim systems.  By 2003, ABF had become the 23rd fastest growing company on the Inc. 500 and #1 in Missouri.  In July of 2003, ABF was sold to publicly-traded WebMD, for cash and stock of $260 million.

Mr. Schmitt was the leading force of AAQ and ABF business models and the architect of a methodology for creating new business initiatives.  He has since combined his expertise in business development, administration, finance, and marketing, to create The Incubation Factory – a privately funded business incubator.  In 2005, Mr. Schmitt opened the doors to “The Factory” in state of the art renovated 50,000 sq.ft. warehouse in downtown St. Louis.  The Incubation Factory is dedicated to the mission of growing businesses faster, smarter, and cheaper than ever thought possible. Mr. Schmitt serves as the Chief Operating Officer of The Incubation Factory.

Mr. Schmitt earned a B.A. in Marketing from the University of Northern Iowa in 1989.  He spends time consulting with each of the businesses while always keeping an eye to the next business opportunity.

Mr. Randy Delkus is a senior healthcare executive with experience in both for profit and not for profit sectors.  He received his B.S. in Nursing, Magna Cum Laude, from St. Louis University and also holds a Business degree from Southern Illinois University, specializing in Marketing and Management.  He completed his Masters in Business Administration at Webster University in St. Louis, graduating Magna Cum Laude.

Mr. Delkus is currently the President of Anthony, Allan & Quinn (AAQ) and The Incubation Factory (TIF), a go-to market business incubator that works with start up companies, universities, individual entrepreneurs and private and public industry; 75% of its current portfolio has a life sciences and/or healthcare focus.

Prior to AAQ, Mr. Delkus served as Chief Executive Officer for one of St. Louis’ most premier healthcare institutions.

Mr. Daniel E. Kahan has an extensive international actuarial background in the life insurance industry. Mr. Kahan has hands-on experience and knowledge of the life settlements market in North America. After earning a B.Sc. (Honors) in Mathematics from University College, London, England, he qualified as an Associate of the Institute of Actuaries in 1984. He worked for 3 years in South Africa for Metropolitan Life, before moving to North America. In Toronto, Ontario, Canada he worked for Sun Life and Zurich Life, and in Chicago, Illinois, U.S.A., for Blue Cross.

In 1994 he founded Canadian Life Line in Nova Scotia, to provide insurance secured loans, with the approval of the Nova Scotia Superintendent of Loans & Insurance.

In July 2001, he was a panel member at the Society of Actuaries Product Development Meeting session in Toronto, on Life Settlements.

Each Director has been granted option in the Company’s stock that vest after serving as a Director for 6 months.  The Directors each were granted options for 10,000 shares of the Company’s common stock at the following share amounts and strike prices:

2,500 shares at $20.00 strike price
3,500 shares at $25.00 strike price
4,000 shares at $35.00 strike price

Item 9.01 Financial Statement and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXLIFE FUND CORP.

Dated: April 22, 2008	By:	/s/ Bennett Kurtz
Name: Bennett Kurtz
Title: President, Chief Executive Officer, Chief Financial Officer, and Director